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                                                                     EXHIBIT 5.1


[LETTERHEAD OF WINDERWEEDLE, HAINES, WARD & WOODMAN, P.A. APPEARS HERE]

                                August 27, 1996

RoTech Medical Corporation
4506 L. B. McLeod Road, Suite F
Orlando, Florida 32811

     Re: RoTech Medical Corporation; Registration Statement on Form S-3

Ladies and Gentlemen:

     We are acting as counsel to RoTech Medical Corporation, a Florida corporation (the "Company"), in connection with the Registration Statement on Form S-3 (as amended, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), covering: (i) $110,000,000 aggregate principal amount of 5 1/4% Convertible Subordinated Debentures due 2003 (the "Debentures") of the Company; and (ii) 4,190,476 shares of Common Stock, par value $.0002 per share, of the Company (the "Common Stock") initially issuable upon conversion of the Debentures plus an indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures by means of an adjustment in the conversion price (the "Conversion Shares").

     In connection with this opinion, we have: (i) investigated such questions of law; (ii) examined originals of certified, conformed or reproduced copies of such agreements, instruments, documents and records of the Company and its subsidiaries, such certificates of public officials and such other documents; and (iii) reviewed such information from officers and representatives of the Company and its subsidiaries and others as we have deemed necessary or appropriate for the purposes of this opinion.

     In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company, its subsidiaries and others.

     To the extent that it may be relevant to the opinions expressed herein, we have assumed, for the purposes of the opinions expressed herein, that: (i) the trustee for the Debentures (the "Trustee")
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has the power and authority to enter into and perform the indenture for the
Debentures (the "Indenture"); (ii) the Indenture has been duly authorized, executed and delivered by the Trustee and is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; and
(iii) the Debentures have been duly authenticated and delivered by the Trustee.

     Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

     1. The Debentures have been duly authorized, executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     2. The Conversion Shares have been duly authorized and, when issued upon the conversion of the Debentures in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

     The opinions set forth above are subject to: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect affecting creditors' rights generally; and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness) whether such principles are considered in a proceeding in equity or at law.

     The opinions expressed herein are limited to federal laws of the United States and the laws of the State of Florida.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          WINDERWEEDLE, HAINES, WARD
                                            & WOODMAN, P.A.


                                          By:/s/ Thomas A. Simser, Jr.
                                             -------------------------
                                             Thomas A. Simser, Jr.

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